EXHIBIT 10.28
1590 Reed Road
Pennington, NJ 08534 USA
Tel: 609-730-0400 — Fax: 609-730-0404
May 19, 2010
Mr. Brian M. Posner
Dear Brian:
Ocean Power Technologies, Inc. (“OPT” or the “Company”) hereby offers to you the position of Chief Financial Officer, Secretary and Treasurer of Ocean Power Technologies, Inc., reporting to me. As such, your duties and responsibilities will be those duties and responsibilities consistent with your position as may from time to time be assigned by me, including your focus on the Company’s financial, accounting, reporting and regulatory activities.
OPT may add to or alter your position and responsibilities as deemed appropriate in the future. The following responsibilities are part of your duties: (a) devote attention, labor, skill and energy to the business of OPT and diligently, and to the best of your ability, perform all duties incident to your employment as described in this letter, and (b) use your best efforts to promote the interests, goodwill and welfare of OPT.
Compensation for your services, subject to the terms of this letter, shall be a salary of $22,083.33 per monthly pay period (the “Base Salary”), which is equivalent to $265,000.00 on an annual basis, for as long as you are employed or until a change is made by OPT to your Base Salary. In addition to this Base Salary, you will be eligible to receive a bonus of up to 35% of your Base Salary. To be eligible to receive the bonus, you must be employed by the Company as of the day that the Company pays the bonus. You shall be expected to work during OPT’s normal operating hours, as well as any additional hours needed in order to complete your assigned tasks. Payments to you shall be less all amounts required to be withheld by Federal, State and all applicable income tax laws, regulations and rulings. You will receive reviews of your job performance in accordance with OPT’s policies. Adjustments to your compensation, as well consideration for bonus and share-based awards, if any, will be considered on an annual basis. In addition, subject to approval by the Board of Directors, subsequent to the commencement of your employment with the Company you will be granted 10,000 shares of restricted stock (“restricted stock grant”) and options to purchase 30,000 shares (“option grant”) of the common stock of OPT under and subject to the terms of the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) and the Company’s standard restricted stock and stock option agreements. Of the option grant, the 30,000 shares will be vested over five years, i.e. 6,000 shares vested at each anniversary of the date of grant, assuming you remain employed by the Company on such dates. The term of these options will be for a period of ten (10) years from the date of grant, in accord with the Company’s standard form of stock option agreement. If OPT terminates your employment without “Cause” (as defined below) or if you terminate your employment for “Good Reason” (as defined below), all the unvested portions of the 30,000 share grant shall vest immediately upon such termination and shall thereafter expire in accordance with the option grant and the terms of the 2006 Plan. Except as otherwise set forth herein, options granted to you shall cease to vest on the actual date of termination for any reason. Of the restricted stock grant, the 10,000 shares will be vested over three years, based on your attainment of performance goals to be agreed upon with me, assuming you remain employed by the Company on such vesting dates. If OPT terminates your employment without “Cause” (as defined below) or if you terminate your employment for “Good Reason” (as defined below), all the unvested portions of the 10,000 restricted stock grant shall vest immediately upon such termination. Except as otherwise set forth herein, restricted stock granted to you shall cease to vest on the actual date of termination for any reason.
In addition to the compensation stated in this offer, during your employment you will be entitled to participate in all employee benefit plans and programs now or in the future maintained by OPT and offered to all employees of the Company, as well as those offered to key employees of the Company, so long as you meet any applicable eligibility requirements. You also will receive vacation time to be accrued and administered in accordance with OPT’s policies, of four weeks’ annual paid vacation. In addition, you will be permitted to use up to five paid sick days. You will also receive a total of ten holidays with pay, each year.
By accepting this offer, you recognize and acknowledge that you may have access to certain ideas, processes, strategies, trade secrets, methods of operation or other non-public information (“Confidential Information”) of OPT and that all such information constitutes valuable, special and unique property of OPT. You agree that you will not, without the prior written consent of OPT, disclose or authorize or permit anyone under your direction to disclose to anyone not properly entitled thereto any such Confidential Information relative to the business, technology, operations, financial condition or services of OPT or any subsidiary. Accordingly, as part of your acceptance of this offer, you agree to execute and be bound by the attached Proprietary Information, Restrictive Covenant and Inventions Agreement (“Agreement”).
By accepting this offer, you further represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with OPT and carrying out your responsibilities to the Company or which in any way otherwise interferes with or is in conflict with such employment.
This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter OPT’s policy of employment at-will, under which both you and OPT remain free to terminate the employment relationship at any time, with or without notice and with or without Cause (as defined below). Notwithstanding the above, the Company shall provide you with two (2) weeks’ notice prior to terminating your employment; provided, however, that the Company may, in its sole discretion, pay to you in lieu of such notice an amount equal to the Base Salary that would otherwise be payable to you for such two-week period, in which case the termination of your employment shall occur effective immediately upon the date of such payment
In the event you terminate your employment with the Company for Good Reason or the Company terminates your employment for any reason other than (i) for Cause or (ii) because you cannot perform your services as a result of physical or mental incapacitation, you will receive the following severance: (a) if such termination occurs after the first 12 months of employment, for a period of 3 months following your date of termination the Company will continue to pay to you your Base Salary; (b) if such termination occurs after the first 24 months of employment, for a period of 6 months following your date of termination the Company will continue to pay to you your Base Salary. Any such severance will be paid by the Company as salary continuation in accordance with its regular payroll practices, and will be conditioned upon the execution and nonrevocation by you of a severance and release agreement provided by the

Company and releasing all claims against it and its affiliates (to the extent permitted by applicable law). All payments to you hereunder shall be less taxes and any other deductions required by law.
For purposes of this Agreement:
“Cause” means a termination of your employment by the Company because you have done any of the following: (a) materially breached or materially failed to perform your duties under applicable law, (b) failed to follow lawful and reasonable directives of the Board, or any executive officer to whom you report, (c) failed to follow the Company’s policies and procedures in effect from time to time, (d) committed an act of dishonesty in the performance of your duties or engaged in willful misconduct detrimental to the business of the Company, (e) been indicted on felony charges, (f) been convicted of misdemeanor charges involving any crime of moral turpitude, (g) breached in any material respect or failed to perform in any material respect your obligations and duties or any Agreement between you and the Company, or (h) violated your restrictive covenants with the Company (including, without limit, your noncompete, nonsolicit, nonhire, confidentiality obligations, and intellectual property transfer obligations regarding the ownership of intellectual property created or developed, in whole or in part, by you while an employee of the Company.
“Good Reason” means a material diminution of your duties or responsibilities or a material change in the position to which you report. A termination by you for Good Reason can only occur if (i) within sixty (60) days after the initial occurrence of the condition giving rise to Good Reason, you have given a written notice of such to the Company, (ii) the Company has not cured the condition within thirty (30) days after receipt of such notice, and (iii) you actually cease employment within thirty (30) days after the period set forth in clause (ii).
This letter agreement is intended to comply with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 and shall, to the extent practicable, be construed in accordance therewith. Terms defined in this letter agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your separation from service (as defined in Section 409A) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (as determined under Section 409A (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A. Notwithstanding the foregoing, to the extent that this letter agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board of Directors of the Company, nor its or their designees or agents shall be liable to you or any other person for any actions, decisions or determinations made in good faith.

This letter and the Agreement attached constitute the entire offer to you and, if you accept, they shall constitute the entire agreement and shall be governed by the laws of the state of New Jersey. If you agree to the terms of this offer, please sign and date below, as well as on the attached Agreement, on both the originals provided, returning one of each original to me.
Should you have any questions concerning this offer, or any other question about the Company and this position, please contact me. I look forward to hearing from you.
Sincerely,

/s/ CHARLES F. DUNLEAVY
Charles F. Dunleavy
Chief Executive Officer
I have read and understand this letter. The foregoing correctly sets forth the terms of my employment with OPT

/S/ BRIAN M. POSNER	DATE: May 21, 2010

Ocean Power Technologies, Inc.
PROPRIETARY INFORMATION, RESTRICTIVE COVENANT AND
INVENTIONS AGREEMENT (“Agreement”)
As an employee of OCEAN POWER TECHNOLOGIES, INC., or any of its subsidiaries or affiliates (together, the “Company”), and as a condition of my employment by the Company and in consideration of the compensation now and hereafter paid to me, I agree to the following:
1. MAINTAINING CONFIDENTIAL INFORMATION
(a) Company Information - I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation, without the written authorization of the Board of Directors of the Company, any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration and not limitation, such Company information shall include information relating to products, processes, know-how, designs, formulas, methods, samples, media and/or cell lines, developmental or experimental work, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company.
(b) Former Employer Information - I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers or companies, if any, and that I will not bring onto the premises of the Company any unpublished documents or any property belonging to my former or concurrent employers or companies unless previously and specifically consented to in writing by said employers or companies.
(c) Third Party Information - I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. I agree that I owe the Company and such third parties, both during the term of my employment and thereafter, a duty to hold all such confidential and proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party), unless expressly authorized to act otherwise by an officer of the Company.
2. ASSIGNMENT OF INVENTIONS AND ORIGINAL WORKS
(a) Inventions and Original Works Assigned to the Company - I agree that I will make prompt written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company all my right, title and interest in and to any ideas, inventions, original works or authorship, developments, improvements or trade secrets which I may solely or jointly conceive or reduce to practice, or cause to be conceived or reduced to practice, during the period of my employment with the Company.
I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United Stations Copyright Act (17 U.S.C., Section 101).

(b) Inventions and Original Works Assigned to the United States - I hereby assign to the United States government all my right, title and interest in and to any and all inventions, original works of authorship, developments, improvements or trade secrets whenever full title to same is required to be in the United States by a contract between the Company and the United States or any of its agencies.
(c) Obtaining Letters Patent, Copyright Registrations and Other Protections - I will assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to any and all inventions, original works of authorship, developments, improvements or trade secrets of the Company in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearing as a witness) that the Company may reasonable request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such proprietary rights to the Company or its designee. My obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.
In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims of any nature whatsoever which I now or may hereafter have for infringement of any proprietary rights assigned to the Company.
(d) Obligation to Keep the Company Informed - In addition to my obligations under paragraph 2(a) above, during the period of my employment I will promptly disclose to the Company fully and in writing all patent applications filed by me or on my behalf. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all proprietary information developed by me and all inventions made by me during the period of my employment by the Company, which records shall be available to and remain the sole property of the Company at all times.
3. NON-COMPETITION
I agree that, during my employment with the Company and for a period of one (1) year after termination of my employment with the Company, I will not, without the Company’s express written consent, engage in any consulting, employment or business that is directly or indirectly competitive with the Company or assist others in any business that is competitive with the Company. A company shall be considered “competitive” with the Company if such company engages in ocean energy conversion in competition with the ocean energy converter services and/or products with which I was, directly or indirectly, engaged while an employee of the Company. However, this non-competition provision will not be interpreted to preclude me from consulting for, or being employed by, a company that could be considered competitive with the Company if my position or work with that company will be with a division, affiliate, operational area, or business/product lines(s) that is/are unrelated to the product and/or service lines with which I worked while employed by OPT. In such case, the provisions of section 1 of this agreement will apply.

4. NON-SOLICITATION/NON-INTERFERENCE
(a) Employees and Independent Contractors — During my employment and for a period of one (1) year after termination of my employment with the Company, I will not recruit, solicit, or hire, or assist others in recruiting, soliciting or hiring, any past or present employee, director, contractor or other business associate (collectively each a “Business Relation”) or otherwise induce any Business Relation to terminate or cease his/her employment or other business relationship with the Company. The term Business Relation shall include those individuals or entities who were employed, engaged or associated with the Company during my employment or, if after the termination of my employment, within the twelve (12) month period prior to the termination of my employment.
(b) Clients, Customers and Business Contacts — During my employment and for the period of one (1) year after termination of my employment with the Company, I will not solicit, divert, or take away, or attempt to solicit, divert or take away the ocean energy conversion business or ocean energy conversion patronage of any of the clients, customers, business contacts or accounts of the Company which were contacted, solicited or served by me at any time during my employment with the Company or regarding which I had access to substantive confidential information.
5. NO CONFLICTING OBLIGATIONS
I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation of mine relating to any time prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.
6. RETURN OF COMPANY PROPERTY
When I leave the employ of the Company or upon any request from the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) belonging to the Company, its successors or assigns whether kept at the Company, home or elsewhere. I further agree that all Company property, including disks and other storage media and filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.
7. NOTIFICATION OF NEW EMPLOYER
In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.
8. LEGAL AND EQUITABLE REMEDIES
Because my services are personal and unique and because I may have access to and become acquainted with the proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.
9. GENERAL PROVISIONS
(a) Not an Employment Contract - I agree and understand that other than as specified herein, nothing in this Agreement shall confer any right with respect to continuation of my employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

(b) Governing Law; Consent to Personal Jurisdiction - This Agreement will be governed by and construed according to the laws of the State of New Jersey, excluding conflicts of laws principles. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in New Jersey for any lawsuit filed there against me by the Company arising from or relating to this Agreement.
(c) Entire Agreement - This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and me relating to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements relating to its subject matter. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by both the Company and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
(d) Severability - If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.
(e) Successors and Assigns - This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors and its assigns.
(f) Survival - The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest of other assignee.
(g) Waiver - No waiver by the Company of any breach of this Agreement shall be waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.
(h) Notice - Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three (3) days after the date of mailing.
This Agreement shall be effective as of the first day of my employment with the Company, namely: June 1 , 2010.
I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT.
I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.

Dated: May 21, 2010	/s/ BRIAN M. POSNER
Signature

Brian M. Posner
Printed Name of Employee